027 California Tax Exempt Income Fund, annual report
10/31/09

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A		76,241
		Class B		 1,597
		Class C		 1,461


72DD2	Class M		   179
		Class Y		   669



73A1		Class A		0.353625
		Class B		0.307374
		Class C		0.298317

73A2		Class M		0.332241
		Class Y		0.369514

74U1		Class A		 208,837
		Class B		   3,697
		Class C		   5,563

74U2		Class M		     477
		Class Y		   2,319


74V1		Class A		     7.93
		Class B		     7.92
		Class C		     7.96

74V2		Class M		     7.91
		Class Y			7.94

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.